Exhibit 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Lee McGrath

Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

lmcgrath@versant.com

Versant IR Contact:

Scott Liolios

Liolios Group, Inc.

949-574-3860

scott@liolios.com

Versant Announces Fourth Quarter and Year End 2003 Results

Quarterly Highlights include Revenue Growth,
Positive Cash Flow and Strategic Merger Agreement

Fremont, California, November 24, 2003 - Versant Corporation (NASDAQ: VSNT), today announced its results for the fourth quarter and the fiscal year ended October 31, 2003.

For the fourth quarter ended October 31, 2003, Versant reported total revenue of $5.7 million. License revenue for the fourth quarter was $2.8 million, representing 49% of total quarterly revenues. Services revenue for the fourth quarter was $2.9 million.  Net loss for the fourth quarter of 2003 was $801,000, or $0.06 per share.  The net loss for the fourth quarter included non-cash stock based compensation expense of $1.2 million of which $1.1 million was non-recurring and related to resolution of contingencies concerning Versant’s acquisition of Mokume. Excluding this non-cash compensation charge, the company had positive pro forma earnings of $407,000 or $0.03 per share.  The company had positive cash flow of $295,000 from operations for the fourth quarter of 2003.  All the pro forma results reported in this release exclude non-cash stock based compensation expense of $1.2 million.

“The fourth quarter was a significant milestone for Versant. The pro forma profitability and positive cash flow combined with the announced merger agreement with Poet puts us in the strongest position since our IPO in 1996.  The increased revenue combined with our lean cost structure makes us one of the most efficient small software companies,” said Nick Ordon, Versant’s President and CEO,  “Significant customer transactions for this quarter include orders from Neustar, Ciena and a major oil company.  The telecommunications and the technology sectors were key contributors to our revenue in this quarter.  I am particularly excited about the future of the company as we look at becoming a significant player in managing and integrating data.”

Comparatively, revenues for Q4 2003 were up 22% over Q4 2002.  Operating expense for Q4 2003 increased by $1.2 million from Q4 2002.  Excluding the non-cash charge of $1.2 million, operating expenses for Q4 2003 decreased by $31,000 from Q4 2002.  Net loss per share for Q4 2003 was $0.06 per share compared to a net loss of $0.03 per share for Q4 2002.  Pro forma earnings for Q4 2003 were $0.03 per share compared to a pro forma loss of $0.03 per share in Q4 2002.

Revenues for the year ended October 31, 2003 were up 11% over the year ended October 31, 2002. Operating expense for fiscal 2003 decreased by $389,000 from fiscal 2002.  Excluding the non-cash charge of $1.2 million, operating expenses for fiscal 2003 decreased from 2002 by $1.6 million.  Net loss per share for fiscal 2003 was $0.17 per share compared to a net loss of $0.28 per share in fiscal 2002.  Pro forma net loss per share in 2003 was $0.09 per share compared to pro forma net loss of $0.28 per share in 2002.

Key Highlights

Ordon also said, “The pending merger with Poet Holdings is a key milestone for Versant.  The merger will bring a larger customer base to Versant and create a company with significant cash reserves and revenues.  The global cross-selling opportunity and the ability to provide local support to our global customers that Poet offers will make it easier to attract larger customers to Versant.  The pending merger with Poet will also enhance our vision to be the leading provider of data management and data integration solutions.”

“The positive pro forma earnings for the quarter, reflects strength in our core business.  The revenue increase reflects both a positive up-tick in the economy and the increased efforts in attracting larger customers to Versant.  This combined with the streamlined operations and positive cash flow gives Versant a strong start into 2004.” said Ordon.

Operating Results Outlook

The following statements are projections and forward-looking statements that are based on management’s estimates as of November 24, 2003.  These statements are forward-looking statements within the meaning of the Securities Act of 1933, as amended and actual results may differ materially from these forward-looking amounts due to various significant risks and uncertainties.  Please see “Forward Looking Statements Involve Risks and Uncertainties” below. Versant assumes no duty to update these forward-looking statements.

Ordon said, “The Company currently anticipates that first quarter revenue will be in the range of approximately $5.0 to $5.7 million with an estimated EPS in the range of approximately negative $0.04 to break-even per share. “

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in data management and integration software for the real-time enterprise.  Using Versant’s solutions, customers cut hardware costs, speed and simplify development, significantly reduce administration costs and deliver products with a strong competitive edge.  Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense.  With over 5,000 installations, Versant has been a highly reliable partner for over 14 years for Global 2000 companies such as British Airways, US Government, Financial Times, Tyco International, IBM, and MCI.  For more information, call 510-789-1500 or visit www.versant.com.

Pro Forma Financial Measures

In this earnings release and during our earnings conference call and webcast to be broadcast on November 24th 2003 as described herein, we use or plan to discuss certain pro forma financial measures, which may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation between pro forma and GAAP measures can be found in the tables accompanying this press release. We believe that, while these pro forma measures are not a substitute for GAAP results, they provide a useful basis for evaluating the Company’s performance and ongoing operating activities. These pro forma measures have been reconciled to the nearest GAAP measure as is required under SEC rules regarding the use of non-GAAP financial measures. We have computed pro forma net income in this earnings release by excluding stock based compensation from the GAAP net loss. Pro forma financial information should not be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include, but are not limited to, statements including forecasts of ranges for Versant’s revenues and earnings per share for the fiscal quarter ending January 31, 2004.  The press release also contains forward-looking statements concerning the pending merger with Poet Holdings that reflect an assumption that this merger will be consummated within previously estimated time frames. However, there can no assurance that our pending merger with Poet will close within such time periods, or at all. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or of the completion of the Poet merger or any other transaction, and that these statements involve risk factors and uncertainties that may cause Versant’s actual results and future structure to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the uncertainty as to the impact and duration of the current economic slowdown and the associated reduction in corporate IT spending, delays in sales cycles for our products and services, as well as factors related to the proposed merger with Poet Holdings, including whether and when the merger is consummated, the impact of the proposed merger with Poet on Versant’s business, the effect of the proposed merger on the ability of the combined company to successfully market its products if the merger occurs, the performance capabilities of products of the combined company,  the cash position of the combined company following the merger if it occurs, and the company’s ability to successfully manage its costs and operations and maintain its working capital. These and other related risks are described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Reports on Form 10-K and 10-Q made with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this press release, and the Company has no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Versant is either registered trademarks or trademarks of Versant Corporation in the United States and/or other countries. All other products are a registered trademark or trademark of their respective company in the United States and/or other countries.

Versant will host a teleconference to discuss year-end FY2003 results today after markets close. The details for the earnings call are as follows:

Date:	Monday, November 24, 2003
Time:	1:30 Pacific (4:30 Eastern)
Dial-in number:	1- 800-473-6123
International:	1- 973-582-2706
Internet Simulcast*:	http://www.viavid.net/detailpage.aspx?sid=0000185F

*Windows Media Player needed for simulcast. Simulcast is voice only.

Call the conference call telephone number 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call the Liolios Group at (949) 574-3860.

A replay of the conference call will be available until December 1, 2003 by calling:

Domestic:                                           1-877-519-4471 (passcode 4319738)

International:                         1-973-341-3080 (passcode 4319738)

VERSANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2003	*October 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$3,311	$4,427
Accounts receivable, net of allowance for doubtful accounts of $258 and $687 at October 31, 2003 and October 31, 2002, respectively	4,023	3,997
Inventory	—	882
Other current assets	623	464
Total current assets	7,957	9,770

Property and equipment, net	1,232	1,890
Other assets	543	21
Intangibles, net of accumulated amortization of $91 at October 31, 2003	389	—
Goodwill, net of accumulated amortization of $3,184 at October 31, 2003 and at October 31, 2002	948	240

	$11,069	$11,921

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of capital lease obligations	$—	$4
Short-term debt	500	—
Accounts payable	739	1,292
Accrued liabilities	2,148	3,064
Current portion of deferred revenue	3,905	3,054
Current portion of deferred rent	63	30
Total current liabilities	7,355	7,444

Long-term liabilities, net of current portion:
Long-term portion of capital lease obligations	—	—
Long-term portion of deferred revenue	83	529
Long-term portion of deferred rent	309	372
Total long-term liabilities	392	901

Shareholders’ equity:
Convertible preferred stock, no par value	4,912	4,912
Common stock, no par value	55,096	52,790
Accumulated deficit	(56,708)	(54,319)
Accumulated other comprehensive income	22	193
Total shareholders’ equity	3,322	3,576
	$11,069	$11,921

* This financial information was derived from our audited financial statements included in our Form 10-K for the period ended October 31, 2002.

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002

Revenue:
License	$2,845	$2,007	$9,082	$10,106
Services	2,912	2,695	12,977	9,850
Total revenue	5,757	4,702	22,059	19,956

Cost of revenue:
License	86	(254)	711	1,198
Services	1,693	1,455	7,323	5,332
Amortization of intangibles	24	—	91	—
Total cost of revenue	1,803	1,201	8,125	6,530

Gross profit	3,954	3,501	13,934	13,426

Operating expenses:
Marketing and sales	1,945	1,629	7,699	7,854
Research and development	960	1,284	4,340	5,835
General and administrative	890	862	3,399	3,144
Amortization of goodwill	—	51	—	202
Write down of goodwill	—	—	—	—
Restructuring costs	—	—	—	—
Stock based compensation	1,208	—	1,208	—
Total operating expenses	5,003	3,826	16,646	17,035

Loss from operations	(1,049)	(325)	(2,712)	(3,609)

Other income (expense):
Foreign currency transaction gain (loss)	243	(112)	343	(49)
Interest expense	(1)	(11)	(2)	(2)
Interest and other income, net	18	52	56	338
Total other income (expense)	260	(71)	397	287

Loss before taxes	(789)	(396)	(2,315)	(3,322)
Provision for income taxes	12	11	74	68
Net loss	$(801)	$(407)	$(2,389)	$(3,390)

Basic and diluted net loss per share	$(0.06)	$(0.03)	$(0.17)	$(0.28)

Basic and diluted weighted average shares used in per share calculation	14,041	12,376	13,682	12,267

VERSANT CORPORATION AND SUBSIDIARIES

RECONCILIATION TO PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(In thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002

GAAP to Pro Forma Reconciliation: (1)
Net loss – GAAP	$(801)	$(407)	$(2,389)	$(3,390)
Stock based compensation (2)	1,208	—	1,208	—
Pro forma net income (loss)	$407	$(407)	$(1,181)	$(3,390)

Earnings (loss) per share:
GAAP
Basic and diluted net loss per share	$(0.06)	$(0.03)	$(0.17)	$(0.28)

Basic and diluted weighted average shares used in per share calculation	14,041	12,376	13,682	12,267

Pro Forma
Basic and diluted net income (loss) per share	$0.03	$(0.03)	$(0.09)	$(0.28)

Weighted average shares used in per share calculations
Basic	14,041	12,376	13,682	12,267
Diluted	14,241	12,376	13,682	12,267

1)             Use of Pro Forma Financial Information

We have excluded non cash stock compensation expense from pro forma net income to provide a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP).  This pro forma adjustment is provided to enhance an overall understanding of our current financial performance in the fourth quarter of 2003 as 93% of this non-cash compensation is one time and non-recurring and results form the September 26, 2003 amendment to the merger agreement with Mokume. Pro forma financial information is never intended to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

2)             Proforma adjustments

Stock compensation expense as a result of the September 26, 2003 amendment of the merger agreement with Mokume of $1.1 million and non employee stock options of $88,000.